Exhibit 21.1

LIST OF SUBSIDIARIES

Redback Networks International, Inc.

Redback Networks KK

Redback Networks Korea, Inc.

Redback Networks GmbH

Redback Networks Brazil Ltda.

Redback Networks de Mexico

Redback Networks Sales and Service, Inc.

Redback Networks Canada Inc.

Redback Networks SARL

Redback Networks Spain, S.L.

610380 B.C. Inc.

610381 B.C. Inc.

Redback Networks Systems Canada, Inc.

Merlin Systems, Inc.